EXHIBIT 8.1

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

April 27, 2018

Citibank Credit Card Issuance Trust Registration Statement

Ladies and Gentlemen:

We have acted as special U.S. Federal tax counsel to Citibank, N.A. in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form SF-3 (the “Registration Statement”). The Registration Statement registers under the Securities Act of 1933, as amended, both a collateral certificate representing an undivided interest in certain assets of the Citibank Credit Card Master Trust I (the “Collateral Certificate”) and series of notes issued by Citibank Credit Card Issuance Trust (the “Issuance Trust”) secured by the Collateral Certificate (the “Notes”).

The Collateral Certificate was issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement dated as of May 29, 1991, as amended and restated as of October 5, 2001, as further amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016 (the “Pooling and Servicing Agreement”), between Citibank, N.A., as Seller and Servicer, and Deutsche Bank Trust Company Americas, as Trustee (the “Master Trust Trustee”), and a related Amended and Restated Series 2000 Supplement to the Pooling and Servicing Agreement dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended by Amendment No. 1 thereto dated as of November 10, 2016 (as the same has been further amended or supplemented, the “Series 2000 Supplement”), between Citibank, N.A., as Seller and Servicer, and the Master Trust Trustee. The Notes will be issued under the Second Amended and Restated Indenture dated as of September 26, 2000, as amended and restated as of August 9, 2011, and as further amended and restated as of November 10, 2016, (the “Indenture”), between the Issuance Trust and Deutsche Bank Trust Company Americas, as Trustee.

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Pooling and Servicing Agreement and the Series 2000 Supplement, (b) the Indenture, (c) the Collateral Certificate, (d) specimens of the Notes, (e) the Registration Statement and (f) the form of prospectus relating to the Notes forming part of the Registration Statement (the “Prospectus”).

Based upon the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Tax Matters” accurately describe the material U.S. Federal income tax consequences to holders of the Notes, and we hereby adopt and confirm the opinions set forth therein.

We know that we are referred to under the headings “Prospectus Summary — Tax Status”, “Tax Matters — Tax Characterization of the Notes”, “Tax Matters — Tax Characterization of the Issuance Trust” and “Legal Matters” in the Prospectus, and we hereby consent to such use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibits 8.1 and 23.2 thereto.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Citibank, N.A.

      388 Greenwich Street

          New York, NY 10013